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                                                                EXHIBIT (h)(iii)

                              BRIDGEWAY FUNDS, INC.

                    MASTER ADMINISTRATIVE SERVICES AGREEMENT

      This MASTER ADMINISTRATIVE SERVICES AGREEMENT (the "Agreement") is made this 1st day of July, 2004 by and between Bridgeway Capital Management, a Texas corporation (the "Administrator") and Bridgeway Funds, Inc., a Maryland corporation (the "Fund") with respect to the separate series of shares of the Fund set forth in Appendix A to this Agreement (the "Funds").

                              W I T N E S S E T H:

      WHEREAS, the Fund is an open-end investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, the Fund, on behalf of the Funds, desires to retain the Administrator to perform (or arrange for the performance of) accounting, shareholder servicing and other administrative services to the Funds, and on the terms and conditions contained in this Agreement.

      WHEREAS, the Board of Directors has found that the provision of such administrative services is in the best interest of the Funds and their shareholders, and has requested that the Administrator perform such services;

      NOW, THEREFORE, the parties hereby agrees as follows:

            1. The Administrator hereby agrees to provide, or arrange for the provision of, any or all of the following services:

                  a) Principal Financial Officer. The services of a principal financial officer of the Fund whose normal duties consist of oversight of the financial accounts and books and records of the Fund including oversight of the net asset value calculations and the review of the preparation of tax returns; and the services of any of the personnel operating under the direction of such principal officer;

                  b) Third-Party Service Provider Relationship Management. Manage relationships and contracts with third party organizations providing services to the Funds including:

                                -   Accounting Agent will provide fund
                                    accounting and certain administration
                                    services. Third party relationship manager will interact with accounting agent to address fund accounting requirements.

                                - Transfer Agent Service will provide fund transfer agency services.

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                                    Third party relationship manager will
                                    interact with transfer agency to address share transactions, customer services, share balances, IRA trust and other services.

                                - Legal Counsel will provide legal counsel to the Fund. Third party relationship manager will interact regularly with legal counsel to address Fund policies and procedures, filing and compliance requirements and SEC interactions.

                                -   Printer/Edgar Services will provide
                                    printing, mailing and edgarization services for Funds and will submit necessary SEC filings. Printer will provide printing services and shareholder mailing services. Third party relationship manager will interact with printer/Edgar services to coordinate mailings and communications with the Fund shareholders.

                                - Custodian will provided custodial service and cash accounts for the Funds.

                                    Third party relationship manager will
                                    interact regularly with the custodian to manage cash and securities.

                        c) Portfolio Pricing Back up. Provide daily back up pricing to verify accuracy of pricing of securities in portfolio.

                        d) Shareholder Servicing. Provide a range of shareholder services including updating the website and phones with current NAV information each day, handling customer service calls, drafting shareholder communications, drafting SEC filings and materials.

                        e) Fund Board of Directors Support. Support Board reporting requirements.

                        f) Fund Policy Support. Develop and maintain policies for the Funds in compliance with current rules and regulations. Policy maintenance includes ongoing compliance and reporting.

                        g) Fund Agents. The Adviser has arranged for members of the Adviser's organization, to serve as agents of Bridgeway Funds without salaries from Bridgeway Funds.

                  2. The services provided hereunder shall at all times be subject to the direction and supervision of the Board of Directors.

                  3. As full compensation for the services performed and the facilities furnished by or at the direction of the Administrator, the Funds shall reimburse the Administrator for expenses incurred by them or their affiliates in accordance with the methodologies established from time to time by the Board of Directors. Such amounts shall be paid to the Administrator on a monthly basis.

                  4. The Administrator shall not be liable for any error of judgment or for any loss suffered by the Fund or the Funds in connection with any matter to

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                        which this Agreement relates, except a loss resulting
                        from the Administrator's willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement.

                  5. The Fund and the Administrator each hereby represent and warrant, but only as to themselves, that each has all requisite authority to enter into, execute, deliver and perform its obligations under this Agreement and that this Agreement is legal, valid and binding, and enforceable in accordance with its terms.

                  6. Nothing in this Agreement shall limit or restrict the rights of any director, officer or employee of the Administrator who may also be a director, officer or employee of the Fund to engage in any other business, whether of a similar or a dissimilar nature, nor limit or restrict the right of the Administrator to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

                  7. This Agreement shall become effective with respect to a Fund on the Effective Date for such Fund, as set forth in Appendix A attached hereto. This Agreement shall continue until termination by the Fund or Bridgeway Capital Management on 60 days written notice.

                  8. This Agreement may be amended or modified with respect to one or more Funds, but only by a written instrument signed by both the Fund and the Administrator.

                  9. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid,
                        (a) to the Administrator at 5615 Kirby Drive, Suite 518, Houston, Texas 77005-2448, Attention: President, with a copy to the General Counsel, or (b) to the Fund at 5615 Kirby Drive, Suite 518, Houston, Texas 77005-2448,
                        Attention: President, with a copy to the General
                        Counsel.

                  10. This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements, understandings and agreements with respect to the subject matter hereof.

                  11. This Agreement shall be governed by and construed in accordance with the laws (without reference to conflicts of law provisions) of the State of Texas.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first above written.

                                            Bridgeway Fund, Inc.

Attest: /s/ Joanna Barnhill                /s/ John Montgomery
        ---------------------------        --------------------------
        Secretary                          John Montgomery, President

                                           Bridgeway Capital Management, Inc.

Attest: /s/ Linda Giuffre                  /s/ John Montgomery
        ---------------------------        --------------------------
        Treasurer                          John Montgomery, President

                                   APPENDIX A

       FUND NAME                                             EFFECTIVE DATE
       ---------                                             --------------
Aggressive Investors 1                                        July 1, 2004

Aggressive Investors 2                                        July 1, 2004

Ultra-Small Company                                           July 1, 2004

Ultra-Small Company Market                                    July 1, 2004

Micro-Cap Limited                                             July 1, 2004

Small-Cap Growth                                              July 1, 2004

Small-Cap Value                                               July 1, 2004

Large-Cap Growth                                              July 1, 2004

Large-Cap Value                                               July 1, 2004

Blue Chip 35 Index                                            July 1, 2004

Balanced                                                      July 1, 2004